As filed with the Securities and Exchange Commission on January 11, 2006

                                         Registration Statement No. 333-[______]
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               --------------------------------------------------

                           IMMTECH INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

          Delaware                                             39-1523370
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

           150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061
                            Telephone (847) 573-0033
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
               --------------------------------------------------
                         T. Stephen Thompson, President
           150 Fairway Drive, Suite 150, Vernon Hills, Illinois 60061
        Telephone (847) 573-0033 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copy to: John F. Fritts, Esq.
                        Cadwalader, Wickersham & Taft LLP
              One World Financial Center, New York, New York 10281
               --------------------------------------------------
              (Approximate date of commencement of proposed sale to
            the public) From time to time after the effective date of
                          this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: |_|

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: |_|


                         CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum         Proposed maximum
 Title of each class of securities to     Amount to be      offering price per       aggregate offering           Amount of
            be registered                registered(1)           share(2)                 price(2)           registration fee(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share                            3,744,540              $7.30                 $27,335,142                $2,924.86*
--------------------------------------------------------------------------------------------------------------------------------


(1) 744,540 shares of common stock registered hereunder are registered for resale by the selling stockholders named in the prospectus upon conversion of preferred stock or exercise of outstanding warrants. In accordance with Rules 416(a) and 416(b) under the Securities Act of 1933, as amended ("Securities Act"), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions and an indeterminate number of shares that may be issued as dividends on the preferred stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. Prices are based on the average of the high and low reported sales prices of our common stock of $7.30 on the American Stock Exchange LLC ("AMEX") on January 9, 2006. The maximum price per share will be determined from time to time in connection with the issuance by the registrant or resale by the selling stockholders of the shares registered under this registration statement.

================================================================================

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

Subject to completion, dated January 11, 2006.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated January 11, 2006

PROSPECTUS                  IMMTECH INTERNATIONAL, INC.                   [LOGO]

                          3,744,540 Shares Common Stock

                          -----------------------------

      This is a public offering of 3,744,540 shares of our common stock. We may from time to time offer and sell, subject to American Stock Exchange LLC ("AMEX") rules, up to 3,000,000 shares of common stock for our own account and the stockholders ("Selling Stockholders") named under the caption "Selling Stockholders" may from time to time offer and sell up to an additional 744,540 shares of common stock. By this registration statement, the Company is registering for Selling Stockholders (1) 593,040 shares of common stock underlying its Series E Convertible Preferred Stock ("Series E Stock") of which
(a) 474,434 shares underlie 133,600 shares of Series E Stock which was issued to investors in connection with a private placement on December 13, 2005 and (b) 118,606 shares which underlie 33,400 shares of Series E Stock which are issuable to the private placement investors if each exercises his, her or its option ("Series E Stock Purchase Option") to purchase up to an additional 25% of the number of shares of Series E Stock purchased on December 13, 2005 and (2) 151,500 shares underlying warrants ("Common Stock Purchase Warrants") issued to the private placement investors (warrants to purchase 83,500 shares of common stock) and an entity that assisted the Company to complete the private placement (a warrant to purchase 68,000 shares of common stock). The shares registered hereunder may be sold in transactions occurring either on or off the AMEX at prevailing market prices or at negotiated prices. Sales may be made through brokers or through dealers, who are expected to receive customary commissions or discounts. We will receive no proceeds from the sale of shares sold by Selling Stockholders under this prospectus.

      Our common stock is traded on the AMEX under the symbol "IMM". The last reported sale of our common stock on the AMEX on January 10, 2006 was $7.40.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is January 11, 2006

                                TABLE OF CONTENTS

RISK FACTORS...................................................................1
ABOUT THIS PROSPECTUS.........................................................16
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
   DOCUMENTS BY REFERENCE.....................................................17
FORWARD-LOOKING STATEMENTS....................................................19
THE COMPANY...................................................................19
USE OF PROCEEDS...............................................................20
SELLING STOCKHOLDERS..........................................................20
DESCRIPTION OF CAPITAL STOCK..................................................22
PLAN OF DISTRIBUTION..........................................................23
LEGAL MATTERS.................................................................24
EXPERTS.......................................................................24
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................25
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
   SECURITIES ACT LIABILITIES.................................................25
GLOSSARY......................................................................26

                                  RISK FACTORS

      An investment in the shares offered by this prospectus involves a high degree of risk. In addition to the other information contained in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing the shares.

There is no assurance that we will successfully develop a commercially viable product; our most advanced product candidate is in Phase III human clinical trials.

      We are in various stages of human clinical trials, and in some cases preclinical, development activities required for drug approval and commercialization. Since our formation in October 1984, we have engaged in research and development programs, expanding our network of scientists and scientific advisors, licensing technology agreements and, since obtaining the rights thereto in 1997, advancing the commercialization of the aromatic cation technology platform. We have generated no revenue from product sales, do not have any products currently available for sale, and none are expected to be commercially available for sale until after March 31, 2006, if at all. There can be no assurance that the research we fund and manage will lead to commercially viable products. Our most advanced programs are in Phase III human clinical testing stage using DB289, our first oral drug candidate, for several indications including Pneumocystis pneumonia, trypanosomiasis (African sleeping sickness) and malaria (Phase II) and must undergo substantial additional regulatory review prior to commercialization.

We have a history of losses and an accumulated deficit; our future profitability is uncertain.

      We have experienced significant operating losses since our inception and we expect to incur additional operating losses as we continue research and development, clinical trial and commercialization efforts. As of September 30, 2005, we had an accumulated deficit of approximately $81.3 million. Losses from operations were approximately $12.9 million and $13.6 million, for the fiscal years ended March 31, 2004 and March 31, 2005, respectively.

We need substantial additional funds, currently and in future years, to continue our research and development; if financing is not available, we may be required to reduce spending for our research programs, cease operations or pursue other financing alternatives.

      Our operations to date have consumed substantial amounts of cash. Negative cash flow from operations is expected to continue in the foreseeable future. Without substantial additional financing, we may be required to reduce some or all of our research programs or cease operations. Our cash requirements may vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, responses to our grant requests, relationships with strategic partners, changes in the focus and direction of our research and development programs, delays in the enrollment and completion of our clinical trials, competitive and technological advances, U.S. Food and Drug Administration ("FDA") and foreign regulatory approval processes and other factors. In any of these circumstances, we may require substantially more funds than we currently have available or intend to raise to continue our business. We may seek to satisfy future funding requirements through public or private offerings of equity securities, by collaborative or other arrangements with pharmaceutical or biotechnology companies, issuance of debt or from other sources. Additional financing may not be available when needed or may not be available on acceptable terms. If adequate financing is not available, we may not be able to continue as a going concern or may be required to delay, scale back or eliminate certain research and development programs, relinquish rights to certain technologies or product candidates, forego desired opportunities or license third parties to commercialize our products or technologies that we would otherwise seek to develop internally. To the extent we raise additional capital by issuing equity securities, ownership dilution to existing stockholders may result.

      We receive funding primarily from grants, research and development programs and from sales of our equity securities. To date we have directed most of such funds not used for general and administrative overhead toward our research and development and commercialization programs (including preparation of submissions to regulatory agencies). Until one or more of our product candidates is approved for sale, our funding is limited to grants, funds from testing and research agreements, fees associated with licensing of our technology and proceeds from sales of equity or debt securities.

We do not have employment contracts with any employees other than our CEO, T. Stephen Thompson.

      We have an employment agreement with our CEO, T. Stephen Thompson, that renews annually in April of each year unless 30 day prior notice of non-renewal is given by either party to the other. Mr. Thompson renewed his employment with us this year and has not expressed any indication that he desires to leave our employ or retire. All of our other employees are "at will" and may leave at any time. None of our executive officers has as of this date, expressed any intention to retire or leave our employ. We do not have "key-man" life insurance policies on any of our executives.

      Most of our business' financial aspects, including investor relations, intellectual property control and corporate governance, are under the supervision of T. Stephen Thompson, Cecilia Chan and Gary Parks. Together, Mr. Thompson, Ms. Chan and Mr. Parks hold institutional knowledge and business savvy that they utilize to assist us to forge new relationships and exploit new business opportunities without diminishing or undermining existing programs and obligations.

A substantial portion of our proprietary intellectual property is developed by scientists who are not employed by us.

      Our business depends to a significant degree on the continuing contributions of our key management, scientific and technical personnel, as well as on the continued discoveries of scientists, researchers and specialists at The University of North Carolina at Chapel Hill ("UNC"), Georgia State University, Duke University and Auburn University (collectively, the "Scientific Consortium") and other research groups that assist in the development of our product candidates. A substantial portion of our proprietary intellectual property is developed by scientists who are employed by the universities that comprise the Scientific Consortium and other research groups. We do not have control over, knowledge of, or access to those employment arrangements. We have not been advised by any of the key members of our company, the scientific research groups or of the Scientific Consortium of their intention to leave their employ or the program.

      There can be no assurance that the loss of certain members of management or the scientists, researchers and technicians from the Scientific Consortium universities would not materially adversely affect our business.

Additional research grants needed to fund our operations may not be available or, if available, not on terms acceptable to us.

      We have funded our product development and operations as of September 30, 2005 through a combination of sales of equity instruments and revenue generated from research agreements and grants. As of September 30, 2005, our accumulated deficit was approximately $81.3 million net of approximately $19.5 million, which was funded either directly or indirectly with grant funds and payments from research and testing agreements.

      In November 2000, a philanthropic foundation (the "Foundation") awarded a $15.1 million grant to UNC to develop new drugs to treat Human Trypanosomiasis (African sleeping sickness) and leishmaniasis (the "Foundation Grant"). On March 29, 2001, UNC entered into a clinical research subcontract agreement with us, whereby we would receive up to $9.8 million, subject to certain terms and conditions, over the succeeding five year period to conduct certain clinical and research studies related to the Foundation Grant. In April 2003, the Foundation increased the Foundation Grant by approximately $2.7 million for the expansion of phase IIB/III clinical trials to treat human Trypanosomiasis and improved manufacturing processes. We have received, pursuant to the clinical research subcontract with UNC, inclusive of our portion of the grant increase, a total amount of funding of approximately $11.7 million. We and our research partners are working with existing and new funding sources to develop next steps and to increase funding to advance development of a treatment for human Trypanosomiasis.

      In November 2003, we entered into a Testing Agreement with the Medicines For Malaria Venture, a foundation established in Switzerland ("MMV") and UNC, pursuant to which we, with the support of MMV and UNC, conducted a proof of concept study of DB289 in human clinical trials with the goal of obtaining marketing approval of a product for the treatment of malaria. Under the terms of the agreement, MMV advanced to us approximately $4.0 million through September 30, 2005. We and MMV agreed in December 2005 to terminate the current agreement to refocus our efforts on a combination therapy in collaboration with another U.S. university laboratory. MMV has committed to the new program and additional funding. We plan to disclose the terms of the new program and funding upon completion of documentation.

      We will continue to apply for new grants to support continuing research and development of our proprietary aromatic cation technology platform and other product candidates. The process of obtaining grants is extremely competitive and there can be no assurance that any of our grant applications will be acted upon favorably. Some charitable organizations may request licenses to our proprietary information or may impose price restrictions on the products we develop with grant funds. We may not be able to negotiate terms that are acceptable to us with such organizations. In the event we are unable to raise sufficient funds to advance our product developments with grant funds we may seek to raise additional capital with the issuance of debt or equity securities. There can be no assurance that we will be able to place or sell debt or equity securities on terms acceptable to us and, if we sell equity, existing stockholders may suffer dilution (see Risk Factors, this section, entitled "Shares eligible for future sale may adversely affect our ability to sell equity securities," and "Our outstanding options and warrants may adversely affect our ability to consummate future equity financings due to the dilution potential to future investors").

None of our product candidates have been approved for sale by any regulatory agency; approval is required before we can sell drug products commercially.

      Our first oral drug candidate, DB289, requires additional clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that any of our product candidates will be successfully developed, proven to be safe and effective in human clinical trials, meet applicable regulatory standards, be approved by regulatory authorities, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If we are unable to commercialize our product candidates in a timely manner we may be required to seek additional funding, reduce or cancel some or all of our development programs, sell or license some of our proprietary information or cease operations.

There are substantial uncertainties related to clinical trials that may result in the extension, modification or termination of one or more of our programs.

      In order to obtain required regulatory approvals for the commercial sale of our product candidates, we must demonstrate through human clinical trials that our product candidates are safe and effective for their intended uses. Prior to conducting human clinical trials we must obtain governmental approvals from the host nation, approval from the U.S. to export our product candidate to the test site and qualify a sufficient number of volunteer patients that meet our trial criteria. If we do not obtain required governmental consents or if we do not enroll a sufficient number of patients in a timely manner or at all, our trial expenses could increase, results may be delayed or the trial may be cancelled.

      We may find, at any stage of our research and development, that product candidates that appeared promising in earlier clinical trials do not demonstrate safety or effectiveness in later clinical trials and therefore do not receive regulatory approvals. Despite the positive results of our preclinical testing and human clinical trials those results may not be predictive of the results of later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even after promising results had been obtained in early-stage human clinical trials.

      Completion of human clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, participant retention and follow up, difficulty in securing sufficient supplies of clinical trial materials or other adverse events occurring during clinical trials. For instance, once we obtain permission to run a human trial, there are strict criteria regulating who we can enroll in the trial. In the case of African sleeping sickness, we are subject to civil unrest in sub-Sahara Africa where local rebels could close clinics and dramatically reduce enrollment rates, and make it difficult to conduct trials. Political instability and the minimal infrastructure in the African countries where we conduct our African sleeping sickness trials may cause delays in enrollment and difficulty in the completion of trials.

      Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of our development programs will be successfully completed, that any Investigational New Drug ("IND") application filed with the FDA (or any foreign equivalent filed with the appropriate foreign authorities) will become effective, that additional clinical trials will be allowed by the FDA or other regulatory authorities, or that clinical trials will commence as planned. There have been delays in our testing and development schedules due to the aforementioned conditions and funding and patient enrollment difficulties and there can be no assurance that our future testing and development schedules will be met.

We do not currently have pharmaceutical manufacturing capability, which could impair our ability to develop commercially viable products at reasonable costs.

      Our ability to commercialize product candidates will depend in part upon our ability to have manufactured or develop the capability to manufacture our product candidates, either directly or through third parties, at a competitive cost and in accordance with FDA and other regulatory requirements. We currently lack facilities and personnel to manufacture our product candidates. There can be no assurance that we will be able to acquire such resources, either directly or through third parties, at reasonable costs, if we develop commercially viable products.

We are dependent on third party relationships for critical aspects of our business; problems that develop in these relationships may increase costs and/or diminish our ability to develop our product candidates.

      We use the expertise and resources of strategic partners and third parties in a number of key areas, including (i) discovery research, (ii) preclinical and human clinical trials, (iii) product development and (iv) manufacture of pharmaceutical drugs. We have a worldwide license and exclusive commercialization rights to a proprietary aromatic cation technology platform and are developing drugs intended for commercial use based on that platform. This strategy creates risks by placing critical aspects of our business in the hands of third parties, whom we may not be able to control. If these third parties do not perform in a timely and satisfactory manner, we may incur costs and delays as we seek alternate sources of such products and services, if available. Such costs and delays may have a material adverse effect on our business if the delays jeopardize our licensing arrangements by causing us to become non-compliant with certain license agreements.

      We may seek additional third party relationships in certain areas, particularly in clinical testing, marketing, manufacturing and other areas where pharmaceutical and biotechnology company collaborators will enable us to develop particular products or geographic markets that are otherwise beyond our current resources and/or capabilities. There is no assurance that we will be able to obtain any such collaboration or any other research and development, manufacturing or clinical trial arrangements. Our inability to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on our business by slowing our ability to develop new products, requiring us to expand our internal capabilities, increasing our overhead and expenses, hampering future growth opportunities or causing us to delay or terminate affected programs.

We are uncertain about our ability to protect or obtain necessary patents and protect our proprietary information; our ability to develop and commercialize product candidates would be compromised without adequate intellectual property protection.

      We have spent and continue to spend considerable funds to develop our product candidates and we are relying on the potential to exploit commercially without competition the results of our product development. Much of our intellectual property is licensed to us under various agreements including the Consortium Agreement. It is the primary responsibility of the discoverer to develop his, her or its invention confidentially, insure that the invention is unique, and to obtain patent protection. In most cases, our role is to reimburse patent related costs after we decide to develop any such invention. We, therefore, rely on the inventors to insure that technology licensed to us is adequately protected. Without adequate protection for our intellectual property we believe our ability to realize profits on our future commercialized product would be diminished. Without protection, competitors might be able to copy our work and compete with our products without having invested in the development.

      There can be no assurance that any particular patent will be granted or that issued patents will provide us, directly or through licenses, with the intellectual property protection contemplated. Patents and licenses of patents can be challenged, invalidated or circumvented. Patent litigation is expensive and time-consuming and the outcome cannot be predicted. It is also possible that competitors will develop similar products simultaneously. Our breach of any license agreement or the failure to obtain a license to any technology or process which may be required to develop or commercialize one or more of our product candidates may have a material adverse effect on our business including the need for additional capital to develop alternate technology, the potential that competitors may gain unfair advantage and lessen our expectation of potential future revenues.

      The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for, or may have been issued, certain patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those that we are attempting to develop and commercialize. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. No assurance can be given that patents do not exist, have not been filed or could not be filed or issued, which contain claims relating to or competitive with our technology, product candidates, product uses or processes. If patents have been or are issued to others containing preclusive or conflicting claims, then we may be required to obtain licenses to one or more of such patents or to develop or obtain alternative technology. There can be no assurance that the licenses or alternative technology that might be required for such alternative processes or products would be available on commercially acceptable terms, or at all.

      Because of the substantial length of time and expense associated with bringing new drug products to market through the development and regulatory approval process, the pharmaceutical and biotechnology industries place considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are confidential until patents are issued and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we (or our licensors) were the first to make the inventions covered by pending patent applications or that we (or our licensors) were the first to file patent applications for such inventions. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions and, therefore, the breadth of claims allowed in pharmaceutical and biotechnology patents, or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide us competitive advantages, that any of our (or our licensors') patents that have been issued or may be issued will be held valid if subsequently challenged, or that others, including competitors or current or former employers of our employees, advisors and consultants, will not claim rights in, or ownership to, our (or our licensors') patents and other proprietary rights. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our proprietary information, or that others may not be issued patents that may require us to obtain a license for, and pay significant fees or royalties for, such proprietary information.

We rely on technology developed by others and shared with collaborators to develop our product candidates which puts our proprietary information at risk of unauthorized disclosure.

      We rely on trade secrets, know-how and technological advancement to maintain our competitive position. Although we use confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

      We are licensed to commercialize technology from a proprietary aromatic cation technology platform developed by a Scientific Consortium, comprised primarily of scientists employed by universities in an academic setting. The academic world is improved by the sharing of information. As a business, however, the sharing of information whether through publication of research, academic lectures or general intellectual discourse among contemporaries is not conducive to protection of proprietary information. Our proprietary information may fall into the possession of unintended parties without our knowledge through customary academic information sharing.

      At times we may enter into confidentiality agreements with other companies, allowing them to test our technology for potential future licensing, in return for milestone and royalty payments should any discoveries result from the use of our proprietary information. We cannot be assured that such parties will honor these confidentiality agreements subjecting our intellectual property to unintended disclosure.

      The pharmaceutical and biotechnology industries have experienced extensive litigation regarding patent and other intellectual property rights. We could incur substantial costs in defending suits that may be brought against us (or our licensors) claiming infringement of the rights of others or in asserting our (or our licensors') patent rights in a suit against another party. We may also be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office or similar foreign agency for the purpose of determining the priority of inventions in connection with our (or our licensors') patent applications.

      Adverse determinations in litigation or interference proceedings could require us to seek licenses (which may not be available on commercially reasonable terms) or subject us to significant liabilities to third parties, and could therefore have a material adverse effect on our business by increasing our expenses and having an adverse effect on our business. Even if we prevail in an interference proceeding or a lawsuit, substantial resources, including the time and attention of our officers, would be required.

Confidentiality agreements may not adequately protect our intellectual property which could result in unauthorized disclosure or use of our proprietary information.

      We require our employees, consultants and third parties with whom we share proprietary information to execute confidentiality agreements upon the commencement of their relationship with us. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship will be our exclusive property and will be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information. If our unpatented proprietary information is publicly disclosed before we have been granted patent protection, our competitors could be unjustly enriched and we could lose the ability to profitably develop products from such information.

Our industry has significant competition; our product candidates may become obsolete prior to commercialization due to alternative technologies thereby rendering our development efforts obsolete or non-competitive.

      The pharmaceutical and biotechnology fields are characterized by extensive research efforts and rapid technological progress. Competition from other pharmaceutical and biotechnology companies and research and academic institutions is intense and other companies are engaged in research and product development to treat the same diseases that we target. New developments in pharmaceutical and biotechnology fields are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of our programs or products non-competitive or obsolete.

      We are aware of other companies and institutions dedicated to the development of therapeutics similar to those we are developing, including Aventis Pharmaceuticals, Inc., Hoffman-LaRoche Ltd., Sanofi-Synthelabo Inc., Pfizer Inc., Novartis, and Bayer Corporation. Many of our existing or potential competitors have substantially greater financial and technical resources than we do and therefore may be in a better position to develop, manufacture and market pharmaceutical products. Many of these competitors are also more experienced performing preclinical testing and human clinical trials and obtaining regulatory approvals. The current or future existence of competitive products may also adversely affect the marketability of our product candidates.

      In the event some or all of our programs are rendered non-competitive or obsolete, we do not currently have alternative strategies to develop new product lines or the financial resources to pursue such a course of action.

There is no assurance that we will receive FDA or corollary foreign approval for any of our product candidates for any indication; we are subject to government regulation for the commercialization of our product candidates.

      We have not made application to the FDA or any other regulatory agency to sell commercially or label any of our product candidates. We or our test collaborators have received licenses from the FDA to export DB289 for testing purposes and have previously been approved to conduct human clinical trials for various indications in each of the United States, Germany, France, the Democratic Republic of Congo, Angola, Thailand, Peru and South Africa.

      All new pharmaceutical drugs, including our product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act ("FDCA") and other laws and by state, local and foreign governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, pre-market clearance or approval, advertising, promotion, sale and distribution of pharmaceutical drugs. If drug products are marketed abroad, they are subject to extensive regulation by foreign governments. Failure to comply with applicable regulatory requirements may subject us to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending applications.

      Each of our product candidates must be approved for each indication for which we believe it to be viable. We have not yet determined from which regulatory agencies we will seek approval for our product candidates or indications for which approval will be sought. Once determined, the approval process is subject to those agencies' policies and acceptance of those agencies' approvals, if obtained, in the countries where we intend to market our product candidates.

We have not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates.

      On April 23, 2004 the FDA granted fast-track designation for DB289, our first oral drug candidate, to treat African sleeping sickness (trypanosomiasis). Fast-track designation means, among other things, that the FDA may accept initial late-stage data from us rather than waiting for the entire Phase III clinical trial data to be submitted together for consideration of approval to market the drug. There is, however, no guarantee that fast-track designation will result in faster product development or licensing approval or that our product candidates will be approved at all.

      The process of obtaining FDA or other required regulatory approvals, including foreign approvals, often takes many years and varies substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, the approval process is extremely expensive and uncertain. There can be no assurance that our product candidates will be approved for commercial sale in the United States by the FDA or regulatory agencies in foreign countries. The regulatory review process can take many years and we will need to raise additional funds to complete the regulatory review process for our current product candidates. The failure to receive FDA or other governmental approval would have a material adverse effect on our business by precluding us from marketing and selling such products and negatively impacting our ability to generate future revenues. Even if regulatory approval of a product is granted, there can be no assurance that we will be able to obtain the labeling claims (a labeling claim is a product's description and its FDA permitted uses) necessary or desirable for the promotion of such product. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for post-marketing studies if regulatory approval is obtained; we will also be subject to ongoing FDA obligations and continued regulatory review. In particular, we, or our third party manufacturers, will be required to adhere to Good Manufacturing Practices ("GMP"), which require us (or our third party manufacturers) to manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control. Further, we (or our third party manufacturers) must pass a manufacturing facilities pre-approval inspection by the FDA or corollary agency before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties, such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side-effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product.

      Prior to the submission of an application for FDA approval, our pharmaceutical drugs undergo rigorous preclinical and clinical testing, which may take several years and the expenditure of substantial financial and other resources. Before commencing clinical trials in humans in the United States, we must submit to the FDA and receive clearance of an IND. There can be no assurance that submission of an IND for future clinical testing of any of our product candidates under development or other future product candidates would result in FDA permission to commence clinical trials or that we will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Further, there can be no assurance that if such testing of product candidates under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory agency or approved by the FDA for marketing in the United States or by any such foreign regulatory agencies for marketing in foreign jurisdictions.

Our most advanced programs are developing products intended for sale in countries that may not have established pharmaceutical regulatory agencies.

      Some of the intended markets for our treatment of African sleeping sickness and malaria are in countries without developed pharmaceutical regulatory agencies. We plan in such cases to try first to obtain regulatory approval from a recognized pharmaceutical regulatory agency such as the FDA or one or more European agencies and then to apply to the targeted country for recognition of the foreign approval. Because the countries where we intend to market treatments for African sleeping sickness and malaria are not obligated to accept foreign regulatory approvals and because those countries do not have standards of their own for us to rely upon, we may be required to provide additional documentation or complete additional testing prior to distributing our products in those countries.

There is uncertainty regarding the availability of health care reimbursement to prospective purchasers of our anticipated products; health care reform may negatively impact the ability of prospective purchasers of our anticipated products to pay for such products.

      Our ability to commercialize any of our product candidates will depend in part on the extent to which reimbursement for the costs of the resulting drug will be available from government health administration authorities, private health insurers, non-governmental organizations and others. Many of our product candidates, including treatments for trypanosomiasis, malaria and tuberculosis, would be in the greatest demand in developing nations, many of which do not maintain comprehensive health care systems with the financial resources to pay for such drugs. We do not know to what extent governments, private charities, international organizations and others would contribute toward bringing newly developed drugs to developing nations. Even among drugs sold in developed countries, significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of third party insurance reimbursement coverage enabling us to establish and maintain price levels sufficient for realization of a profit on our investment in developing pharmaceutical drugs. Government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drug products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our anticipated products, the market acceptance of these products would be adversely affected.

      Health care reform proposals are regularly introduced in the United States Congress and in various state legislatures and there is no guarantee that such proposals will not be introduced in the future. We cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on our business. Implemented reforms may have a material adverse effect on our business by reducing or eliminating the availability of third-party reimbursement for our anticipated products or by limiting price levels at which we are able to sell such products. If reimbursement is not available for our products, health care providers may prescribe alternative remedies if available. Patients, if they cannot afford our products, may do without. In addition, if we are able to commercialize products in overseas markets, then our ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries. We cannot predict changes in health care systems in foreign countries, and therefore, do not know the effects on our business of possible changes.

Shares eligible for future sale may adversely affect our ability to sell equity securities.

      Sales of our common stock (including the issuance of shares upon conversion of preferred stock) in the public market could materially and adversely affect the market price of shares because prior sales have been executed at or below our current market price. We have outstanding five series of preferred stock that convert to common stock at prices equivalent to $4.42, $4.00, $4.42, $9.00 and $7.04, respectively, for our series A, series B, series C, series D and series E convertible preferred stock (subject to adjustment for certain dilutive events). Our obligation to convert the preferred stock upon demand by the holders may depress the price of our common stock and also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

      As of January 3, 2006 we had 11,738,056 shares of common stock outstanding, plus (1) 58,400 shares of series A convertible preferred stock, convertible into approximately 330,316 shares of common stock at the conversion rate of 1:5.656, (2) 13,464 shares of series B Convertible Preferred stock convertible into approximately 84,150 shares of common stock at the conversion rate of 1:6.25, (3) 46,536 shares of series C convertible preferred stock convertible into approximately 263,212 shares of common stock at the conversion rate of 1:5.656, (4) 117,200 shares of series D convertible preferred stock convertible into approximately 325,558 shares of common stock at the conversion rate of 1:2.778, (5) 133,600 shares of series E convertible preferred stock convertible into approximately 474,434 shares of common stock at the conversion rate of 1:3.551, (6) 1,274,179 options to purchase shares of common stock with a weighted-average exercise price of $9.63 per share, (7) options to purchase 33,400 shares of series E convertible preferred stock which, if exercised, would convert into approximately 118,606 shares of common stock at the conversion rate of 1:3.551 and (8) 2,850,112 warrants to purchase shares of common stock with a weighted-average exercise price of $7.52. Of the shares outstanding, 9,926,825 shares of common stock are freely tradable without restriction. All of the remaining 1,811,231 shares are restricted from resale, except pursuant to certain exceptions under the Securities Act of 1933, as amended (the "Securities Act").

Our outstanding options and warrants may adversely affect our ability to consummate future equity financings due to the dilution potential to future investors.

      We have outstanding options and warrants for the purchase of shares of our common stock with exercise prices currently below market which may adversely affect our ability to consummate future equity financings. The holders of such warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. To the extent any such options and warrants are exercised, the value of our outstanding shares of our common stock may be diluted.

      As of January 3, 2006, we have outstanding vested options to purchase 1,039,340 shares of common stock at a weighted-average exercise price of $9.54, and vested warrants to purchase 2,740,000 shares of common stock with a weighted-average price of $8.22.

      Due to the number of shares of common stock we are obligated to sell pursuant to outstanding options and warrants described above, potential investors may not purchase our future equity offerings at market price because of the potential dilution such investors may suffer as a result of the exercise of the outstanding options and warrants.

The market price of our common stock has experienced significant volatility.

      The securities markets from time to time experience significant price and volume fluctuations unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical and biotechnology companies have been and can be expected to be especially volatile. Our common stock price in the 52-week period ended December 30, 2005 had a high of $16.25 and a low of $6.30. Announcements of technological innovations or new products by us or our competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by us or our competitors, regulatory developments in both the United States and foreign countries, delays in our testing and development schedules, public concern as to the safety of pharmaceutical drugs and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our common stock. The realization of any of the risks described in these "Risk Factors" may have a significant adverse impact on such market prices.

We may pay vendors in stock as consideration for their services; this may result in stockholder dilution, additional costs and difficulty retaining certain vendors.

      In order for us to preserve our cash resources, we have previously paid and may in the future pay vendors in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we have agreed to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration. Paying vendors in shares, warrants or options to purchase shares of common stock may also limit our ability to contract with the vendor of our choice should that vendor decline payment in stock.

We do not intend to pay dividends on our common stock. Until such time as we pay cash dividends our stockholders must rely on increases in our stock price for appreciation.

      We have never declared or paid dividends on our common stock. We intend to retain future earnings to develop and commercialize our products and therefor we do not intend to pay cash dividends in the foreseeable future. Until such time as we determine to pay cash dividends on our common stock, our stockholders must rely on increases in our common stock's market price for appreciation.

If we do not effectively manage our growth, our resources, systems and controls may be strained and our operating results may suffer.

      We have recently added to our workforce and we plan to continue to increase the size of our workforce and scope of our operations as we continue our drug development programs and clinical trials and move towards commercialization of our products. This growth of our operations will place a significant strain on our management personnel, systems and resources. We may need to implement new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. These endeavors will require substantial management effort and skill, and we may require additional personnel and internal processes to manage these efforts. If we are unable to effectively manage our expanding operations, our revenue and operating results could be materially and adversely affected.

      Our continuing obligations as a public company under the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and related regulations, are likely to increase our expenses and administrative burden. Changes in the laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the National Association of Securities Dealers, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have and will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from the business of the Company to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies regulatory authorities may initiate legal proceedings against us and our business may be harmed.

There are limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

      Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. These provisions may be in some respects broader than the specific indemnification provisions under

Delaware law. The indemnification provisions may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care and the provisions of our certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

      We believe that our limitation of officer and director liability assists us to attract and retain qualified officers and directors. However, in the event an officer, a director or the board of directors commits an act that may legally be indemnified under Delaware law, we will be responsible to pay for such officer(s) or director(s) legal defense and potentially any damages resulting therefrom. Furthermore, the limitation on director liability may reduce the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their fiduciary duties, even though such an action, if successful, might benefit us and our stockholders. Given the difficult environment and potential for incurring liabilities currently facing directors of publicly-held corporations, we believe that director indemnification is in our and our stockholders' best interests because it enhances our ability to attract and retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision-making.

      Nevertheless, limitations of director liability may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions contained in our certificate of incorporation and bylaws could result in increased expenses. Our board of directors believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute positively to the quality and stability of our corporate governance. Our board of directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadened indemnification rights.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act.

      The Sarbanes-Oxley Act requires that we maintain effective internal controls over financial reporting and disclosure controls and procedures. Among other things, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 requires substantial accounting expense and significant management efforts. Our testing, or the subsequent review by our independent registered public accounting firm, may reveal deficiencies in our internal controls that would require us to remediate in a timely manner so as to be able to comply with the requirements of Section 404 each year. If we are not able to comply with the requirements of Section 404 in a timely manner each year, we could be subject to sanctions or investigations by the United States Securities Exchange Commission ("SEC"), the AMEX or other regulatory authorities that would require additional financial and management resources and could adversely affect the market price of our common stock.

Product liability exposure may expose us to significant liability.

      We do not have pharmaceutical products for sale and we therefor do not carry product liability insurance. However, if we do commercialize drug products we will face risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred, potentially damaging our financial performance. We do carry commercial general liability insurance and clinical trial insurance which covers our human clinical trial activities.

                              ABOUT THIS PROSPECTUS

      This document is called a prospectus and is part of a registration statement on Form S-3 that we filed with the SEC. Under this prospectus, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. The company's offerings may total up to 3,000,000 shares. In addition, the Selling Stockholders also may from time to time collectively offer up to 744,540 shares of our common stock plus any additional shares paid to Selling Stockholders as dividends on the preferred shares that are convertible into the common stock registered hereunder or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is current only as of the date on its cover. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information" below.

                      WHERE YOU CAN FIND MORE INFORMATION;
                     INCORPORATION OF DOCUMENTS BY REFERENCE

      We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at 233 Broadway, 16th Floor, New York, New York 10279 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on or through our Internet website, http://www.immtech.biz, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the shares, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC's public reference rooms listed above.

      The SEC allows us to "incorporate by reference" in this prospectus the information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-25669) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference herein:

            (i) our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the SEC on June 14, 2005;

            (ii) our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2005 (filed with the SEC on August 5, 2005) and September 30, 2005 (filed with the SEC on November 9, 2005);

            (iii) the description of our common stock set forth in our registration statement on Form SB-2 (Registration No. 333-64393) filed with the SEC under Section 12 of the Exchange Act on September 28, 1998, including any amendments or reports filed for the purpose of updating such description;

            (iv) our definitive proxy statement pursuant to Section 14(A) of the Exchange Act for our 2005 Annual Meeting of the Stockholders filed with the SEC on November 16, 2005;

            (v) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (i) above;

            (vi) our Form 8-A pursuant to Section 12(b) of the Exchange Act filed with the SEC on August 6, 2003;

            (vii) our registration statement on Form SB-2/A filed with the SEC on February 11, 1999; and

            (viii) our certificate of incorporation, as amended and restated and filed as Exhibit 4.2 to our Form 8-K filed with the SEC on December 14, 2005.

      All documents filed by the company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold are expressly incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents.

      Statements made in this prospectus, or in any documents incorporated by reference in this prospectus as to the contents of any contract or other document are materially complete. For additional information we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference.

      We will provide to you a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone numbers: Corporate Secretary, Immtech International, Inc., 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, 60061, Telephone No.:
(847) 573-0033 or toll free (877) 898-8038.

      Any statement incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of the registration statement and this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus and in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words "may", "intends", "plans", "believes", "anticipates" or "expects" or similar words and may include statements concerning our strategies, goals and plans. Forward-looking statements involve a number of significant risks and uncertainties that could cause our actual results or achievements or other events to differ materially from those reflected in such forward-looking statements. Such factors include, among others described in this prospectus, the following (i) we are in an early stage of product development, (ii) the possibility that favorable relationships with collaborators cannot be established or, if established, will be abandoned by the collaborators before completion of product development, (iii) the possibility that we or our collaborators will not successfully develop any marketable products, (iv) the possibility that advances by competitors will cause our product candidates not to be viable, (v) uncertainties as to the requirement that a drug product be found to be safe and effective after extensive clinical trials and the possibility that the results of such trials, if completed, will not establish the safety or efficacy of our drug product candidates, (vi) risks relating to requirements for approvals by governmental agencies, such as the Food and Drug Administration, before products can be marketed and the possibility that such approvals will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to market our product candidates successfully, (vii) the risk that our patents could be invalidated or narrowed in scope by judicial actions or that our technology could infringe upon the patent or other intellectual property rights of third parties, (viii) the possibility that we will not be able to raise adequate capital to fund our operations through the process of commercializing a successful product or that future financing will be completed on unfavorable terms, (ix) the possibility that any products successfully developed by us will not achieve market acceptance and (x) other risks and uncertainties that may not be described herein. We undertake no obligation except as required by law to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   THE COMPANY

AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER "RISK FACTORS" BEGINNING ON PAGE 1. A GLOSSARY WHICH DEFINES VARIOUS TERMS USED IN THIS PROSPECTUS BEGINS ON PAGE 26.

      We are a pharmaceutical company working to commercialize oral drugs to treat infectious diseases. Using our proprietary aromatic cation technology platform, we are expanding our targeted markets to the treatment of cancer, diabetes and other disorders. Immtech has advanced clinical programs that include new treatments for malaria, Pneumocystis pneumonia ("PCP") and African sleeping sickness (trypanosomiasis), and drug development programs for fungal infections and tuberculosis. The Company has worldwide licensing and exclusive commercialization rights to an aromatic cationic pharmaceutical technology platform and is developing drugs intended for commercial use based on that technology.

      Since our formation in October 1984, we have engaged in pharmaceutical research and drug development, expanding our scientific capabilities and collaborative network, developing technology licensing agreements, and advancing the commercialization of our proprietary technologies, including the development of aromatic cations (which include dications) commencing in 1997. In addition to our internal resources, we use the expertise and resources of strategic partners and third parties in a number of areas, including (i) discovery research, (ii) pre-clinical and human clinical trials and (iii) manufacture of pharmaceutical drugs.

                                 USE OF PROCEEDS

      We intend to use the proceeds of the sale of shares of common stock offered by us under this prospectus for general corporate purposes, including research and development and commercialization efforts. We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders under this prospectus. However, we will receive proceeds, in the event they are exercised, from (i) the exercise of Series E Stock Purchase Options by the holders of Series E Stock and (ii) the exercise of Common Stock Purchase Warrants by the Selling Stockholders.

      The maximum amount that we will receive if the holders of Series E Stock exercise all of their Series E Stock Purchase Options is $835,000. The maximum amount that we will receive if the Selling Stockholders exercise all of their Common Stock Purchase Warrants is $1,515,000. Any funds received from the exercise of the Series E Stock Purchase Options and/or the Common Stock Purchase Warrants will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

      All of the Selling Stockholders listed below, other than Ableguard Investment Limited ("Ableguard"), acquired our Series E stock in a private placement, which closed on December 13, 2005; Ableguard was granted a three year warrant to purchase 68,000 shares of our common stock, at $10.00 per share, for its services assisting the Company to consummate the December 13, 2005 private placement. The Selling Stockholders (other than Ableguard except with respect to (iii) below) have the right to acquire shares of common stock (i) upon conversion of the Series E Stock, (ii) upon issuance of common stock as stock dividends to holders of Series E Stock and (iii) upon exercise of the Common Stock Purchase Warrants. No period of time has been fixed within which the shares registered under this prospectus may be offered or sold. Our obligation to keep the registration statement of which this prospectus is a part effective expires on December 12, 2006, or sooner if all Selling Stockholders' shares are sold.

      On December 13, 2005, the Selling Stockholders other than Ableguard purchased in the aggregate 133,600 shares of our series E stock for gross proceeds to us of $3,340,000. Each purchaser of Series E Stock was granted (i) a Series E Stock Purchase Option to purchase one additional share of Series E Stock for each four shares purchased on December 13, 2005 and (ii) a Common Stock Purchase Warrant to purchase one share of common stock for each $40 invested. The above-mentioned option expires 30 days after the effective date of the registration statement of which this prospectus is part. Subject to adjustment for dilution protection, each share of series E stock is convertible into 3.551 shares of common stock. The Series E Stock earns a 6% per annum dividend payable semi-annually each April 15th and October 15th, in cash or common stock at the company's option, for so long as the Series E Stock remains outstanding. If common stock is to be used to pay the Series E Stock dividend, such common stock is to be valued at the 10-day volume-weighted average closing-bid price immediately prior to the date of payment. We agreed to use reasonable efforts to register the resale by the Selling Stockholders of the shares of common stock issuable upon conversion of the series E stock within 30 days after the date of purchase of the Series E Stock, and to keep such registration effective for the lesser of one year from the date of issuance or until all of such shares are sold.

      The Common Stock Purchase Warrants are exercisable for three years from the date of grant at $10.00 per share of common stock. The Company may redeem all or a portion of the Common Stock Purchase Warrants, at $0.10 per share underling such warrants, at any time after the first anniversary of the award date if the Company's common stock closes above $15.00 for 20 out of any 30 consecutive "trading days" prior to the date of redemption.

      On December 10, 2005, we entered into an agreement with Ableguard to assist us to identify qualified investors for our Series E Stock private placement. For its services, we issued to Ableguard a Common Stock Purchase Warrant to purchase 68,000 shares of our common stock exercisable at $10.00 per share for the three year period commencing December 13, 2005.

      The following table sets forth for each Selling Stockholder (i) the number of shares being registered by this prospectus, (ii) the number of shares and percent of class beneficially owned at the date of filing, and (iii) the number of shares and percent of class that the Selling Stockholder would beneficially own if all shares registered hereunder were sold, assuming no other shares were purchased. Except as described herein, no Selling Stockholder has been an officer, director or employee of Immtech for the past three years. Because the Selling Stockholders may offer all, some or none of their shares, we cannot provide a definitive estimate of the number of shares each will hold after such registration. This prospectus is filed at our expense.


                                                  Common     Shares of                                 Percent of
                                                  Stock        Common        Total                      Class of
                         Series E    Series E   Underlying     Stock         Shares                      Shares
                           Stock      Stock      Series E    Underlying   Beneficially     Shares     Beneficially
Name                     Purchased    Option      Stock       Warrants       Owned       Registered     Owned(1)
----                     ---------    ------      -----       --------       -----       ----------     --------
Ableguard Investment
  Limited                        0          0            0       68,000         68,000       68,000              *
Lee Chung Shing Javan       26,000      6,500      115,412       16,250        461,436      131,662           3.89
Ma Fa On                    12,000      3,000       53,267        7,500         90,542       60,767              *
Eric (Rick) Sorkin(2)       12,000      3,000       53,267        7,500        412,580       60,767           3.41
Lau Chu                     10,000      2,500       44,389        6,250        158,684       50,639           1.33
Dennis J. Fisher            10,000      2,500       44,389        6,250         50,639       50,639              *
Michael Keiser              10,000      2,500       44,389        6,250         50,639       50,639              *
Donald F. Sinex              6,000      1,500       26,634        3,750         50,784       30,384              *
Tsang Wai Ping Alfred        4,800      1,200       21,306        3,000         46,470       24,306              *
Jerry Sorkin                 4,000      1,000       17,756        2,500         38,930       20,256              *
Li Kwo Yuk                   4,000      1,000       17,756        2,500         53,169       20,256              *
Elefanti Limited             4,000      1,000       17,756        2,500        102,356       20,256              *
Cheung Yuk Chor Dickie       4,000      1,000       17,756        2,500        161,982       20,256           1.37


                           Shares
                         Remaining    Percent of
                           if all      Class if
                           Shares     all Shares
                         Registered   Registered
Name                      are Sold     are Sold
----                      --------     --------
Ableguard Investment
  Limited                         0            *
Lee Chung Shing Javan       329,774         2.81
Ma Fa On                     29,775            *
Eric (Rick) Sorkin(2)       351,813         2.92
Lau Chu                     108,045            *
Dennis J. Fisher                  0            *
Michael Keiser                    0            *
Donald F. Sinex              20,400            *
Tsang Wai Ping Alfred        22,164            *
Jerry Sorkin                 18,674            *
Li Kwo Yuk                   32,913            *
Elefanti Limited             82,100            *
Cheung Yuk Chor Dickie      141,726         1.20



                                                  Common     Shares of                                 Percent of
                                                  Stock        Common        Total                      Class of
                         Series E    Series E   Underlying     Stock         Shares                      Shares
                           Stock      Stock      Series E    Underlying   Beneficially     Shares     Beneficially
Name                     Purchased    Option      Stock       Warrants       Owned       Registered     Owned(1)
----                     ---------    ------      -----       --------       -----       ----------     --------
Fang Zheng Jie Zhang         4,000      1,000       17,756        2,500         20,256       20,256              *
Lau Shun Shing               4,000      1,000       17,756        2,500         25,667       20,256              *
Lau Mei Yin Amy              3,200        800       14,205        2,000         37,378       16,205              *
Lau Man Fai                  3,200        800       14,205        2,000         46,806       16,205              *
Tao Wai Ling                 2,400        600       10,654        1,500         12,153       12,154              *
Frederick Wackerle(2)        2,000        500        8,878        1,250        124,067       10,128           1.05
R2C2 LLC                     2,000        500        8,878        1,250         16,378       10,128              *
Cheung Wai Fong              1,600        400        7,102        1,000          8,101        8,102              *
Lau Kin Yip                  1,200        300        5,326          750          6,287        6,076              *
Low Kit Yong                 1,200        300        5,326          750          6,077        6,076              *
Lo Mo On                       800        200        3,551          500          5,651        4,051              *
T. Stephen Thompson(3)         800        200        3,551          500        530,739        4,051           4.43
Wong Man Ying                  400        100        1,775          250          3,852        2,025              *
Totals                     133,600     33,400      593,040      151,500      2,589,623      744,540


                           Shares
                         Remaining    Percent of
                           if all      Class if
                           Shares     all Shares
                         Registered   Registered
Name                      are Sold     are Sold
----                      --------     --------
Fang Zheng Jie Zhang              0            *
Lau Shun Shing                5,411            *
Lau Mei Yin Amy              21,173            *
Lau Man Fai                  30,600            *
Tao Wai Ling                      0            *
Frederick Wackerle(2)       113,939            *
R2C2 LLC                      6,250            *
Cheung Wai Fong                   0            *
Lau Kin Yip                     211            *
Low Kit Yong                      0            *
Lo Mo On                      1,600            *
T. Stephen Thompson(3)      526,688         4.40
Wong Man Ying                 1,827            *
Totals                    1,845,083


      *     Less than 1.00%

      (1) The corresponding percentages are the quotient of (x) the number of shares beneficially owned and (y) the sum of the 11,738,056 shares of common stock outstanding, the number shares of common stock issuable upon conversion of series A stock, series B stock, series C stock, series D stock and Series E stock and such holder's options and warrants exercisable within 60 days of the date of December 31, 2005.

      (2) Eric L. (Rick) Sorkin and Frederick Wackerle are directors of the Company.

      (3) T. Stephen Thompson is the president and chief executive officer and a director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

General

      The following are the material terms of our common stock. You should refer to the applicable provisions of Delaware law, our certificate of incorporation as amended and our bylaws for additional information. See "Where You Can Find More Information."

      Under our amended and restated certificate of incorporation our authorized capital stock consists of:

      100,000,000 shares of common stock, par value $0.01 per share; and

      5,000,000 shares of preferred stock, par value $0.01 per share.

      As of January 3, 2006, we had 11,738,056 shares of common stock outstanding (not including 330,316 shares of common stock reserved for conversion of series A stock, 84,150 shares of common stock reserved for conversion of series B stock, 263,212 shares of common stock reserved for conversion of series C stock, 325,558 shares of common stock reserved for the conversion of series D stock, 474,434 shares of common stock reserved for the conversion of Series E Stock, 1,274,179 shares of common stock reserved for exercise of outstanding options, 118,606 shares of common stock reserved for conversion (after exercise into Series E Stock) of the Series E Stock Purchase Options and 2,850,112 shares of common stock reserved for exercise of outstanding warrants held by certain investors). Of the shares of common stock outstanding, 9,926,825 shares of common stock are freely tradable without restriction. All of the remaining 1,811,231 shares are restricted from resale except pursuant to certain exceptions under the Securities Act. All of the common stock underlying the Series E Stock, including he Series E Stock receivable upon exercise of the Series E Stock Purchase Options, is registered by this prospectus.

Common Stock

      Our common stock is traded on the AMEX under the symbol "IMM." Each share of our common stock entitles the holder to one vote on all matters on which holders are permitted to vote. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director.

      Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to dividends when, and if, declared by the board of directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock are entitled to a pro rata share in any distribution to stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

                              PLAN OF DISTRIBUTION

      The distribution of the shares described in this prospectus may be effected from time to time in one or more transactions either (a) at a fixed price or prices which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices relating to the prevailing market prices or (d) at negotiated prices. We (subject to AMEX rules) and the Selling Stockholders may offer and sell the shares described in this prospectus (i) through agents, (ii) through one or more underwriters or dealers, (iii) through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (iv) directly to one or more purchasers (through a specific bidding or auction process or otherwise) or (v) through a combination of any of these methods of sale.

      To our knowledge, the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sales of shares by the Selling Stockholders. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We will pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus. Any brokerage commissions and similar selling expenses attributable to the sale of shares by the Selling Stockholders will be borne by the Selling Stockholders.

      We have agreed to indemnify the Selling Stockholders and the Selling Stockholders' respective officers, directors, employees and agents, and each person who controls such Selling

Stockholders, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, and the Selling Stockholders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act, in each case in connection with this offering.

      We or the Selling Stockholders may solicit offers to purchase the shares directly and we or the Selling Stockholders may sell the shares directly to institutional or other investors. We or the Selling Stockholders may enter into agreements with agents, underwriters and dealers under which we or the Selling Stockholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or the Selling Stockholders in the ordinary course of business.

      If we or any Selling Stockholders offer and sell shares through an underwriter or underwriters, then we or the Selling Stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in a prospectus supplement, if applicable, which will be used by the underwriters to make resales of the shares. If the Selling Stockholders offer and sell the shares through a dealer, then the Selling Stockholders or an underwriter will sell the shares to the dealer, as principal. The dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale.

      We may grant underwriters who participate in the distribution of the shares an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

      The Selling Stockholders, dealers acting in connection with the offering and brokers executing sell orders on behalf of one or more Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.

                                  LEGAL MATTERS

      Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for the company by Cadwalader, Wickersham & Taft LLP, New York, New York.

                                     EXPERTS

      The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      You should rely only on the information contained in this prospectus, incorporated by reference herein or provided by supplement. We have not authorized anyone else to provide you with different information. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    GLOSSARY

      As used in this prospectus, the following terms have the meanings set forth below.

AIDS Acquired immune deficiency syndrome, a disease caused by a virus.

DB289                   The designation given to our lead dication.

Dication A chemical molecule with two positively charged ends that are held together by a chemical linker.

IND Investigational New Drug Application, or IND, is a document required to be filed with the FDA prior to performing clinical studies on human subjects in the United States.

Leishmaniasis           An infection caused by a protozoal parasite that affects
                        the skin and abdominal organs, causing ulcers or skin disorders that resemble leprosy.

PCP Pneumocystis carinii pneumonia ("PCP") is a protozoal infection of the lungs, and most common of the AIDS-associated diseases.

Phase I Clinical testing in which the safety and pharmacological profile of a new drug is established in humans.

Phase II Clinical testing in which the effectiveness of a new drug is established in humans. This includes establishing the dose amount and frequency required to achieve a therapeutic effect, the metabolic rate of the administered drug and the toxicity profile in specific patient populations.

Phase III               Commonly referred to as pivotal studies (however, in
                        certain circumstances, Phase II trials can serve as pivotal). When Phase II evaluations demonstrate that a dose range of the drug has a therapeutic effect and an acceptable safety profile, Phase III trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

Trypanosomiasis         An infection caused by a protozoal parasite and
                        transmitted usually by insect bites. Also known as African sleeping sickness.

                    TABLE OF CONTENTS

RISK FACTORS..................................1
ABOUT THIS PROSPECTUS........................16     IMMTECH INTERNATIONAL,
WHERE YOU CAN FIND MORE INFORMATION;
   INCORPORATION OF DOCUMENTS BY REFERENCE...17              INC.
FORWARD-LOOKING STATEMENTS...................19
THE COMPANY..................................19
USE OF PROCEEDS..............................20        3,744,540 Shares
SELLING STOCKHOLDERS.........................20          Common Stock
DESCRIPTION OF CAPITAL STOCK.................22
PLAN OF DISTRIBUTION.........................23     ----------------------
LEGAL MATTERS................................24           PROSPECTUS
EXPERTS......................................24     ----------------------
INTERESTS OF NAMED EXPERTS AND COUNSEL.......25
DISCLOSURE OF COMMISSION POSITION ON                  January 11, 2006
   INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES...............................25
GLOSSARY.....................................26


ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS
OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS UNTIL
THE LATER OF [ ], 2006 OR 40 DAYS AFTER THE EFFECTIVE
DATE OF THIS PROSPECTUS OR ANY POST-EFFECTIVE AMENDMENT
TO THIS PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS'
OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS
OR SUBSCRIPTIONS.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth our estimates of the expenses to be incurred in connection with the offering of the shares of common stock being offered hereby:

            SEC registration fee:               $        2,924.86
            Printing expenses:                  $        2,000.00(1)
            Legal fees and expenses:            $       20,000.00(1)
            Accounting fees and expenses:       $       10,000.00(1)
            Miscellaneous expenses:             $        5,000.00(1)
                                                -----------------
            TOTAL:                              $       39,924.86(1)
                                                =================
------------------
(1) Estimated.

      We will pay all costs and expenses incurred in connection with the registration of the shares. Any brokerage commissions and similar selling expenses attributable to the sale of shares by the Selling Stockholders will be borne by the Selling Stockholders.

Item 15. Indemnification of Directors and Officers.

      Limitation of Director's Liability

      Our amended and restated certificate of incorporation and bylaws reduce the liability of directors to the fullest extent permissible under Delaware law. Delaware law permits a corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of certain fiduciary duties as a director, provided that the director's liability may not be eliminated or limited for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. A director's liability may also not be limited for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

      Indemnification of Officers and Directors

      The provisions of our bylaws relating to indemnification require that we indemnify our directors and executive officers to the fullest extent permitted under Delaware law, provided that we may modify the extent of such indemnification by individual contracts with our directors and executive officers, and provided, further, that we will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware law, our bylaws, and any indemnity agreements may also permit indemnification for liabilities arising under the Securities Act or the Exchange Act.

Item 16. Exhibits and Financial Statement Schedules.

      See the Exhibit Index immediately following the Signature Page to this registration statement.

Item 17. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the provisions described in Item 15 above, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      Provided however, That:

      (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered by this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report under Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

      (i) If the registrant is relying on Rule 430B (ss.230.430B of this chapter):

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

      (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Vernon Hills, State of Illinois, on January 11, 2006.

                             IMMTECH INTERNATIONAL, INC.

                             By: /s/ T. Stephen Thompson
                                 -----------------------------------------------
                                 T. Stephen Thompson
                                 President, Chief Executive Officer and Director

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Stephen Thompson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.


           Signatures                                    Title                                         Date
           ----------                                    -----                                         ----
     /s/ T. Stephen Thompson
     --------------------------            President, Chief Executive Officer and Director
     T. Stephen Thompson                   (Principal Executive Officer)                         January 11, 2006

     /s/ Gary C. Parks
     --------------------------            Chief Financial Officer, Treasurer and Secretary
     Gary C. Parks                         (Principal Financial and Accounting Officer)          January 11, 2006

     /s/ Cecilia Chan
     --------------------------
     Cecilia Chan                          Executive Vice President and Director                 January 11, 2006

     /s/ Harvey R. Colten, M.D.
     --------------------------
     Harvey R. Colten, M.D.                Director                                              January 11, 2006

     /s/ Judy Lau
     --------------------------
     Judy Lau                              Director                                              January 11, 2006

     /s/ Levi H.K. Lee
     --------------------------
     Levi H.K. Lee, M.D.                   Director                                              January 11, 2006

     /s/ Eric L. Sorkin
     --------------------------
     Eric L. Sorkin                        Director                                              January 11, 2006

     /s/ Frederick W. Wackerle
     --------------------------
     Frederick W. Wackerle                 Director                                              January 11, 2006

By:  /s/ T. Stephen Thompson
     --------------------------
     T. Stephen Thompson
     Attorney-In-Fact



                                Index to Exhibits
                                -----------------

Exhibit     Description
-------     -----------

4.1(1)      Form of Common Stock Certificate

4.2(2)      Certificate of Designation, Series A Convertible Preferred Stock

4.3(3)      Certificate of Designation, Series B Convertible Preferred Stock

4.4(4)      Certificate of Designation, Series C Convertible Preferred Stock

4.5(5)      Certificate of Designation, Series D Convertible Preferred Stock

4.6(6)      Certificate of Designation, Series E Convertible Preferred Stock

4.7(6)      Form of Subscription Agreement for December 13, 2005 Private
            Placement

5.1(7)      Opinion of Cadwalader, Wickersham & Taft LLP dated January 11, 2006

23.1(7)     Consent of Deloitte & Touche LLP dated January 11, 2006

23.2(7)     Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit
            5.1)

24.1(7) Powers of Attorney (included on Signature Page to this Registration Statement)

(1) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-64393), as filed with the Securities and Exchange Commission on March 30, 1999.

(2) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 14, 2002.

(3) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on September 25, 2002.

(4) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 10, 2003.

(5) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 21, 2004.

(6) Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 14, 2005.

(7)   Filed herewith.